Exhibit 6.6

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”), made and entered into effective as of January 1, 2022 by and between SOCIALCOM, INC., a California corporation (“Company”) and Kahala19, LLC (“Management Consultant”), a substantial shareholder in Company and represented through its Manager REEVE BENARON. As authorized by Management Consultant, Reeve Benaron (“Executive”) serves shareholder interests as Chairman of Company and as Manager of Kahala19, LLC, a Wyoming limited liability company. This Agreement is designed to provide value-added services to Company's efforts to build shareholder value.

WHEREAS, the Company was formed:

(a)	To pursue any lawful business whatsoever or which shall at any time appear conducive to or expedient for the benefit of the Company or the protection of its assets;

(b)	To exercise all powers which may be legally exercised under the Act; and

(c)	To engage in any activities reasonably necessary or convenient to the foregoing (the “Business”);

WHEREAS, Executive provides value added services to Company and on behalf of shareholders exclusively through Management Consultant; and

WHEREAS, Company and Management Consultant have agreed that compensation for pay and value-added services be formalized in this Agreement setting forth the terms of Management Consultant's compensation in connection with the services performed and to be performed by Management Consultant and its agent Executive for the benefit of the Company and the operation of the Business;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Duties and Services of Management Consultant. The Management Consultant shall support and assist Private Equity Efforts for Company, such as:
●	Administration of the Business in a profitable manner;
●	Support operations, advertising, marketing, sales of digital advertising services and related new products;
●	Assist in reporting to Members summarizing the financial results of the Company;
●	Assist in Product creation and oversight;
●	Movement into enhanced value creation where higher multiples can be available to shareholders;
●	Assist in positioning the company for optional equity returns, liquidity and exit options; and
●	Assist in such other responsibilities as may be required.

Management Agreement

2.	Management Consultant is not required to dedicate its full-time efforts to these responsibilities.

3.	Compensation Amount. The compensation is stated in Exhibit A, attached hereto.

4.	Term. The term of this Agreement shall begin effective January 1, 2022 and shall terminate on December 31, 2023 or such later date as Company and Management Consultant mutually agree ("Term").

5.	Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified or registered mail to the following addresses:

In the case of the Management Consultant:

Attn:         Reeve Benaron, Manager

Kahala19, LLC

9722 Monte Mar Dr

Los Angeles, CA 90035

In the case of the Company:

Attn:         Jason Wulfsohn, Chief Executive Officer

Socialcom, Inc.

13468 Beach Ave

Marina del Rey, CA 90292

Each party hereto may change the address for delivery of notices hereunder by giving written notice of such change pursuant to the provisions hereof. Notice shall be deemed to have been given two days after mailing in accordance with the provisions of this Paragraph 6.

6.

Waiver of Breach. The waiver by any party to this Agreement of a breach of this Agreement or any provision herein shall not operate or be construed as a waiver of any subsequent breach of this Agreement or any provision herein.

7.	Assignment. The parties to this Agreement shall not assign their rights or obligations under this Agreement without the consent of the other party to this Agreement.

8.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Management Agreement

9.

Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, whether oral or written. This Agreement may not be changed, altered or modified except by a writing signed by the parties hereto.

10.

Governing Law. The validity, effect and interpretation of this Agreement shall be construed and determined in accordance with the laws of the State of California, excluding the conflict of law rules thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

KAHALA19, LLC		SOCIALCOM, INC

By:	/s/ Reeve Benaron	By:	/s/ Jason Wulfsohn
	Reeve Benaron, Manager,		Jason Wulfsohn, Chief
	for Management Consultant		Executive Officer for Company

Management Agreement

Exhibit A

Compensation Provisions for the Management Consultant

The following provisions are intended for use in connection with that certain compensation agreement (the "Agreement") entered into by and between Chairman (as defined in the Agreement) and Company.

Monthly Compensation.

Monthly compensation will be paid to Management Consultant in the amount of $6,000 from August through December, 2022, and thereafter compensation to Management Consultant will be determined as mutually agreed.

Bonus.

Bonuses will be discretionary as Company and Management Consultant agree on an ad hoc basis.

Expenses.

Chairman will be entitled to reimbursement for reasonable expenses actually incurred with Company's express or implied request in furtherance of this Agreement and the services rendered.

Equity

Options (and other potential equity instruments) will be determined and mutually agreed between Company and Management Consultant.

Management Agreement